Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TransMedics Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan - Common Stock, no par value per share	Other - 457(c) and 457(h)	1,000,000(2)	$90.69(3)	$90,690,000.00	$110.20	$9,994.04

Total Offering Amounts					$90,690,000.00		$9,994.04

Total Fee Offsets							N/A

Net Fee Due							$9,994.04

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, no par value per share, of the Company (the “Common Stock”) as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents 1,000,000 shares of Common Stock available for future issuance under the TransMedics Group, Inc. Amended and Restated 2019 Stock Incentive Plan as of the date of the initial filing of this Registration Statement (not including shares subject to awards granted under the Amended and Restated 2019 Stock Incentive Plan prior to the date hereof).

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $90.69 was computed by averaging the $92.10 (high) and $89.28 (low) prices of a share of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on July 28, 2023.